Exhibit 99.1

FOR RELEASE

Date: July 25, 2022
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 14th Consecutive Year of Record Net Income
for Fiscal Year Ended June 30, 2022 and was added as a Member to the Russell 2000 ® Index

Catskill, N.Y. – July 25, 2022- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2022.  Net income for the quarter and fiscal year ended June 30, 2022 was $6.8 million, or $0.80 per basic and diluted share, and $28.0 million, or $3.29 per basic and diluted share, respectively, as compared to $7.6 million, or $0.89 per basic and diluted share, and $23.9 million, or $2.81 per basic and diluted share, for the quarter and fiscal year ended June 30, 2021, respectively.  Net income decreased $807,000, or 10.6%, when comparing the quarters ended June 30, 2022 and 2021, and increased $4.1 million, or 16.9%, when comparing the fiscal years ended June 30, 2022 and 2021.

Highlights:
•	Net Income: New high of $28.0 million for the fiscal year ended June 30, 2022
•	Total Assets: New high of $2.6 billion at June 30, 2022
•	Return on Average Assets: 1.18% for the year ended June 30, 2022
•	Return on Average Equity: 17.93% for the year ended June 30, 2022

Donald Gibson, President & CEO stated: “I am proud to report our 14th consecutive year of record net income. I believe our long term consistent record demonstrates the success of our strategy, and reflects upon the outstanding work of our team. Net income increased by 17% when comparing the years ended June 30, 2022 and June 30, 2021.  I am also pleased to report Greene County Bancorp, Inc. was added as a member of the U.S. small-cap Russell 2000 ® Index. The Russell 2000 membership became effective on June 27, 2022. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.”

Total consolidated assets for the Company were $2.6 billion at June 30, 2022, primarily consisting of $1.2 billion of net loans and $1.2 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.2 billion at June 30, 2022, consisting of retail, business and municipal banking relationships.

Selected highlights for the quarter and fiscal year ended June 30, 2022 are as follows:

Net Interest Income and Margin
•
Net interest income increased $900,000 to $15.1 million for the three months ended June 30, 2022 from $14.2 million for the three months ended June 30, 2021. Net interest income increased $4.9 million to $58.0 million for the year ended June 30, 2022 from $53.1 million for the year ended June 30, 2021. The increase in net interest income was primarily the result of the growth in the average balance of interest-earning assets, which increased $333.6 million and $398.8 million when comparing the three months and years ended June 30, 2022 and 2021, respectively, offset by decreases in interest rates on interest-earning assets, which decreased 16 basis points and 31 basis points when comparing the three months and years ended June 30, 2022 and 2021, respectively.

Average loan balances increased $90.7 million and $83.8 million and the yield on loans decreased 30 and 15 basis points when comparing the three months and years ended June 30, 2022 and 2021, respectively.  Included in interest-earning assets at June 30, 2022 were $610,000 of SBA Paycheck Protection Program (PPP) loans at a rate of 1.00%.  A decline in yields on loans was offset by $346,000 and $3.2 million in SBA PPP fee income for the three months and year ended June 30, 2022, which was realized through a deferred origination fee and recognized within interest income. Average securities increased $310.9 million and $314.5 million, and the yield on such securities increased 4 basis points and decreased 21 basis points when comparing the three months and years ended June 30, 2022 and 2021, respectively.  Average interest-bearing bank balances and federal funds decreased $69.4 million and increased $114,000, and the yield increased 49 and 10 basis points when comparing the three months and years ended June 30, 2022 and 2021, respectively.

Cost of interest-bearing liabilities increased 7 and decreased 5 basis points when comparing the three months and years ended June 30, 2022 and 2021, respectively.  The cost of NOW deposits increased 4 and decreased 8 basis points, the cost of savings and money market deposits decreased 3 and 8 basis points, and the cost of certificates of deposit decreased 19 and 26 basis points when comparing the three months and years ended June 30, 2022, and 2021, respectively.  The decrease in cost as of the year ended June 30, 2022 of interest-bearing liabilities was offset by growth in the average balance of interest-bearing liabilities of $316.6 million and $382.6 million when comparing the three months and years ended June 30, 2022 and 2021, respectively. The growth in interest-bearing liabilities was notably due to an increase in NOW deposits of $200.1 million and $289.7 million, an increase in average savings and money market deposits of $59.3 million and $64.2 million, and an increase in borrowings of $56.4 million and $28.8 million when comparing the three months and years ended June 30, 2022 and 2021, respectively. Yields on interest-earning assets and costs of interest-bearing deposits decreased for the year ended June 30, 2022, however yields stabilized during the quarter ended June 30, 2022 as the Federal Reserve Board has raised interest rates during the quarters ended March 31, 2022 and June 30, 2022.

•
Net interest rate spread and margin both decreased when comparing the three months and years ended June 30, 2022 and 2021. Net interest rate spread decreased 23 basis points to 2.47% for the three months ended June 30, 2022 compared to 2.70% for the three months ended June 30, 2021. Net interest margin decreased 23 basis points to 2.50% for the three months ended June 30, 2022 compared to 2.73% for the three months ended June 30, 2021. Net interest rate spread decreased 26 basis points to 2.50% for the year ended June 30, 2022 compared to 2.76% for the year ended June 30, 2021. Net interest margin decreased 28 basis points to 2.53% for the year ended June 30, 2022 compared to 2.81% for the year ended June 30, 2021.  Decreases in net interest rate spread and net interest margin resulted primarily from lower yielding securities and loans offset by lower rates on deposits as well as growth in loan and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.68% and 2.88% for the three months ended June 30, 2022 and 2021, respectively, and was 2.69% and 2.97% for the years ended June 30, 2022 and 2021, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $847,000 and $35,000 for the three months ended June 30, 2022 and 2021, respectively, and $3.3 million and $4.0 million for the years ended June 30, 2022 and 2021, respectively. The provision for loan losses for the year ended June 30, 2022 was due to the growth in gross loans and an increase in loans adversely classified. The Company instituted a loan deferral program in response to the COVID-19 pandemic whereby deferral of principal and/or interest payments have been provided and correspond to the length of the National Emergency as defined under the CARES Act and extended under the Consolidated Appropriations Act which was signed into law on December 27, 2020.   The program was ended during the quarter ended March 31, 2022 and therefore the Company has zero loans on payment deferral as of June 30, 2022, compared to $8.0 million, or 8 loans, at June 30, 2021.  Loans classified as substandard or special mention totaled $52.1 million at June 30, 2022 and $49.7 million at June 30, 2021, an increase of $2.4 million.  Loans classified as substandard or special mention increased due to insufficient cash flows and revenues related to the COVID-19 pandemic.  Reserves on loans classified as substandard or special mention totaled $9.6 million at June 30, 2022 compared to $7.8 million at June 30, 2021, an increase of $1.8 million. No loans were classified as doubtful or loss at June 30, 2022 or June 30, 2021. Allowance for loan losses to total loans receivable was 1.82% at June 30, 2022 compared to 1.77% at June 30, 2021.  Total loans receivable included $610,000 and $67.4 million of SBA Paycheck Protection Program (PPP) loans at June 30, 2022 and June 30, 2021, respectively.  Excluding these SBA guaranteed loans, the allowance for loan losses to total loans receivable would have been 1.82% and 1.89% at June 30, 2022 and June 30, 2021, respectively.

•
Net charge-offs for the three months ended June 30, 2022 totaled a net recovery of $175,000 compared to a net charge off of $35,000 for the three months ended June 30, 2021.  Net charge-offs totaled $185,000 and $697,000 for the years ended June 30, 2022 and 2021, respectively. The primary net charge off activity was a commercial charge off that occurred in the second quarter of fiscal 2021 with a partial recovery of the commercial charge off in the fourth quarter of fiscal 2022. There were no other significant net charge offs in other loan categories as of the fiscal year ended June 30, 2022.

•
Nonperforming loans amounted to $6.3 million and $2.3 million at June 30, 2022 and June 30, 2021, respectively. The increase in nonperforming loans during the period was primarily due to $5.2 million of loans placed into nonperforming status, partially offset by $1.1 million in loan repayments and $170,000 in charge-offs. Nonperforming loans increased $1.6 million for both commercial loans and residential loans, and $825,000 for commercial real estate loans, when comparing years ended June 30, 2022 and 2021, respectively. At June 30, 2022 nonperforming assets were 0.25% of total assets compared to 0.11% at June 30, 2021. Nonperforming loans were 0.51% and 0.21% of net loans at June 30, 2022 and June 30, 2021, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $231,000, or 8.2%, to $3.1 million for the three months ended June 30, 2022 compared to $2.8 million for the three months ended June 30, 2021. Noninterest income increased $2.4 million, or 25.6%, to $12.1 million for the year ended June 30, 2022 compared to $9.7 million for the year ended June 30, 2021. The increase was primarily due to an increase in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards and the number of deposit accounts and the income from bank owned life insurance.

•
Noninterest expense increased $1.1 million or 14.2%, to $9.3 million for the three months ended June 30, 2022 compared to $8.2 million for the three months ended June 30, 2021. Noninterest expense increased $2.8 million, or 8.8%, to $34.0 million for the year ended June 30, 2022 compared to $31.2 million for the year ended June 30, 2021. The increase in noninterest expense during the three and twelve months ended June 30, 2022 was primarily due to an increase in salaries and employee benefits expense resulting from creating 14 new positions during the year.  The new positions were required to support growth in the bank’s lending department, human resource department, marketing department, information technology department and finance department.  FDIC insurance premiums increased for the year ended June 30, 2022, compared to the year ended June 30, 2021, when credits were applied to the premiums.  Other expense increased for the year ended June 30, 2022, compared to the year ended June 30, 2021 due to The Bank of Greene County contribution to the Bank of Greene County Charitable Foundation in both September 2021 and June 2022.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 14.2% and 14.9% for the three months and year ended June 30, 2022, compared to 13.1% and 13.3% for the three months and year ended June 30, 2021, respectively.  The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $2.6 billion at June 30, 2022 and $2.2 billion at June 30, 2021, an increase of $371.4 million, or 16.9%.
•
Securities available-for-sale and held-to-maturity increased $282.1 million, or 31.8%, to $1.2 billion at June 30, 2022 as compared to $887.8 million at June 30, 2021. This increase was the result of utilizing excess cash on hand due to an increase in deposits. Securities purchases totaled $669.2 million during the year ended June 30, 2022 and consisted of $492.1 million of state and political subdivision securities, $106.1 million of mortgage-backed securities, $24.9 million of corporate securities, $23.2 million of US Treasury securities and $22.9 million of collateralized mortgage obligations. Principal pay-downs and maturities during the year amounted to $359.7 million, primarily consisting of $60.2 million of mortgage-backed securities, $297.2 million of state and political subdivision securities, $2.3 million of collateralized mortgage obligations.

•
Net loans receivable increased $143.4 million, or 13.2%, to $1.2 billion at June 30, 2022 from $1.1 billion at June 30, 2021.  The loan growth experienced during the year consisted primarily of $122.7 million in commercial real estate loans, $35.7 million in residential real estate loans, $21.9 million in multi-family loans, $5.1 million in residential construction and land loans, $21.0 million in commercial construction loans and a $2.9 million net decrease in deferred fees due to the forgiveness of SBA PPP loans. This growth was partially offset by a $62.0 million decrease in commercial loans, $400,000 decrease in home equity loans and consumer installment loans, and $3.1 million increase in allowance for loan losses.  SBA PPP loans decreased $66.8 million to $610,000 at June 30, 2022 from $67.4 million at June 30, 2021, due to the receipt of forgiveness proceeds.

•
Deposits totaled $2.2 billion at June 30, 2022 and $2.0 billion at June 30, 2021, an increase of $207.5 million, or 10.4%. Noninterest-bearing deposits increased $13.6 million, or 7.8%, NOW deposits increased $133.4 million, or 9.9%, money market deposits increased $11.8 million, or 8.1%, savings deposits increased $42.7 million, or 14.2% and certificates of deposits increased $6.0 million, or 17.3% when comparing June 30, 2022 and June 30, 2021.  Included within certificates of deposits at June 30, 2022 were $7.2 million in brokered certificates of deposit. Deposits increased during the year ended June 30, 2022 as a result of an increase in new account relationships and stimulus funds deposited across all three of our primary business lines, retail, commercial and municipal.

•
Borrowings for the Company amounted to $173.0 million at June 30, 2022 compared to $22.6 million at June 30, 2021, an increase of $150.4 million.  At June 30, 2022, borrowings consisted of $49.3 million of Fixed-to-Floating Rate Subordinated Notes and $123.7 million of overnight borrowings with Federal Home Loan Bank of New York (“FHLB”). During the year ended June 30, 2022, the Company repaid $3.0 million of short-term borrowings with Atlantic Central Bankers Bank. The Company entered into Subordinated Note Purchase Agreements on September 15, 2021, issued at 3.00% Fixed-to-Floating Rate, due September 15, 2031, in the aggregate principal amount of $30.0 million. These notes are callable on September 15, 2026.

•
Shareholders’ equity increased to $157.7 million at June 30, 2022 from $149.6 million at June 30, 2021, resulting primarily from net income of $28.0 million, partially offset by dividends declared and paid of $2.6 million and an increase in other accumulated comprehensive loss of $17.2 million.

Greene County Bancorp, Inc. is the direct and indirect holding company, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.  The extent to which the COVID-19 pandemic impacts the Company, results of operations and the Company’s customers will depend on future developments, which are uncertain and unknown, including the duration of the pandemic, and variants of COVID-19.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  The Company has also provided in this news release supplemental disclosures for the calculation of the allowance for loan loss to gross loans, adjusted to exclude SBA Paycheck Protection Program loans. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended June 30,		At or for the Years Ended June 30,
Dollars in thousands, except share and per share data	2022	2021	2022	2021
Interest income	$16,715	$15,253	$63,444	$58,328
Interest expense	1,649	1,103	5,439	5,183
Net interest income	15,066	14,150	58,005	53,145
Provision for loan losses	847	35	3,278	3,974
Noninterest income	3,065	2,834	12,137	9,667
Noninterest expense	9,347	8,183	33,959	31,223
Income before taxes	7,937	8,766	32,905	27,615
Tax provision	1,130	1,152	4,919	3,673
Net Income	$6,807	$7,614	$27,986	$23,942

Basic and diluted EPS	$0.80	$0.89	$3.29	$2.81
Weighted average shares outstanding	8,513,414	8,513,414	8,513,414	8,513,414
Dividends declared per share [4]	$0.13	$0.12	$0.52	$0.48

Selected Financial Ratios
Return on average assets[1]	1.09%	1.43%	1.18%	1.24%
Return on average equity[1]	17.43%	21.15%	17.93%	17.41%
Net interest rate spread[1]	2.47%	2.70%	2.50%	2.76%
Net interest margin[1]	2.50%	2.73%	2.53%	2.81%
Fully taxable-equivalent net interest margin[2]	2.68%	2.88%	2.69%	2.97%
Efficiency ratio[3]	51.55%	48.18%	48.41%	49.71%
Non-performing assets to total assets			0.25%	0.11%
Non-performing loans to net loans			0.51%	0.21%
Allowance for loan losses to non-performing loans			360.31%	854.76%
Allowance for loan losses to total loans			1.82%	1.77%
Shareholders’ equity to total assets			6.13%	6.80%
Dividend payout ratio[4]			15.81%	17.08%
Actual dividends paid to net income[5]			9.41%	10.15%
Book value per share			$18.53	$17.57
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and twelve months ended June 30, 2022 and 2021, 4.44% for New York State income taxes for the three and twelve months ended June 30, 2022 and 2021. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Net interest income (GAAP)	$15,066	$14,150	$58,005	$53,145
Tax-equivalent adjustment	1,069	773	3,670	3,032
Net interest income (fully taxable-equivalent basis)	$16,135	$14,923	$61,675	$56,177

Average interest-earning assets	$2,407,477	$2,073,868	$2,291,448	$1,892,650
Net interest margin (fully taxable-equivalent basis)	2.68%	2.88%	2.69%	2.97%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended; September 30, 2020; December 31, 2020; June 30, 2021; September 30, 2021; December 31, 2021 and March 31, 2022. Dividends declared during the three months ended March 31, 2021 and June 30, 2022 were paid to the MHC. The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.
The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At June 30, 2022	At June 30, 2021
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$69,009	$149,775
Long term certificate of deposit	4,107	4,553
Securities- available for sale, at fair value	408,062	390,890
Securities- held to maturity, at amortized cost	761,852	496,914
Equity securities, at fair value	273	307
Federal Home Loan Bank stock, at cost	6,803	1,091

Gross loans receivable	1,251,987	1,108,408
Less: Allowance for loan losses	(22,761)	(19,668)
Unearned origination fees and costs, net	129	(2,793)
Net loans receivable	1,229,355	1,085,947

Premises and equipment	14,362	14,137
Bank owned life insurance	53,695	40,425
Accrued interest receivable	8,917	7,781
Foreclosed real estate	68	64
Prepaid expenses and other assets	15,237	8,451
Total assets	$2,571,740	$2,200,335

Liabilities and shareholders’ equity
Noninterest bearing deposits	$187,697	$174,114
Interest bearing deposits	2,024,907	1,830,994
Total deposits	2,212,604	2,005,108

Borrowings from other banks, short-term	-	3,000
Borrowings from FHLB, short-term	123,700	-
Subordinated notes payable	49,310	19,644
Accrued expenses and other liabilities	28,412	22,999
Total liabilities	2,414,026	2,050,751
Total shareholders’ equity	157,714	149,584
Total liabilities and shareholders’ equity	$2,571,740	$2,200,335
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.